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                                                                    EXHIBIT 5.16

                              OFFER TO SUB-LEASE

                       SUITE 210 - 4400 DOMINION STREET

                                  BURNABY, BC

                               (THE "BUILDING")


TO:  ELECTRONIC ARTS (CANADA), INC.    ("Sub-Landlord")
     4330 Sanderson Way
     Burnaby, BC
     V5G 4X1

WE:  RECONNAISSANCE TECHNOLOGIES INC.  ("Sub-Tenant")
     1500 Hornby Street
     Suite C-1
     Vancouver, BC
     V6Z 2R1

hereby offer to sub-lease from the Sub-Landlord, upon the following terms and conditions, the premises on the second (2/nd/) floor of the Building, having a Rentable Area of approximately 7,347 square feet (the "Sub-Lease Premises"). The floor area of the Sub-Lease Premises is as shown outlined in heavy black on the plan forming Schedule "A" to the Offer to Sub-Lease.

1.   TERM

     The Term of the Sub-Lease shall be three (3) years and five (5) months and twenty-nine (29) days commencing on the 1st day of June, 1999 (the "Commencement Date") and expiring on the 29th day of November, 2002.

2.   BASIC RENT

     The Basic Rent, plus any applicable Goods and Services Tax, shall be payable monthly in advance by the Sub-Tenant on the first day of each month during the Term to the Sub-Landlord. The Basic Rent shall be based on the Rentable Area of the Sub-Lease Premises and measured in a manner prescribed by the Lease calculated at the following rates:

     Months 1-12 -   $5.00 per square foot per annum
     Months 13-24 -  $6.00 per square foot per annum
     Months 25-42 -  $6.50 per square foot per annum

3.   OPERATING COSTS AND PROPERTY TAXES

     The Sub-Tenant's Proportionate Share of Operating Costs and Property Taxes, currently estimated at $10.00 per square foot for the 1999 fiscal year, plus Goods and Services Tax, shall be payable as additional rent as per the terms of the Lease during the Term in addition to the Basic Rent.

4.   DEPOSIT

     A cheque for $20,635.89 (the "Deposit") payable to the Sub-Landlord's agent, Colliers Macaulay Nicolls Inc., in trust, shall be tendered upon acceptance as the Deposit and to be credited in payment firstly towards the last month's rent and thereafter towards the first rent due, plus any applicable Goods and Services Tax, and to be returned to the Sub-Tenant if this Offer is not accepted. In the event the Sub-Tenant defaults under the terms hereof, the Sub-Landlord may
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     terminate this agreement and retain the Deposit on account of damages and not as a penalty, without prejudice to any other remedy.

5.   LEASE

     The Sub-Tenant covenants to abide by all the terms of the Sub-Landlord's Lease (the "Lease") with the exception of the terms set out in this Offer which differ from the terms of the Lease. The Sub-Tenant acknowledges having received a copy of the Lease.

6.   ACCESS

     For the purposes of planning and the construction of its Leasehold Improvements, the Sub-Tenant shall have access to the Sub-Leased Premises fifteen (15) days prior to the Commencement Date. During this period, the Sub-Tenant shall not be obligated to pay any Basic Rent or Additional Rent but shall abide by all other terms of the Lease.

7.   SUB-LANDLORD'S WORK

     The Landlord shall, at its cost, steam clean the carpets in the Sublease Premises and permanently close off the entrance door to the adjacent suite.

8.   SUB-LANDLORD TO DETERMINE FINANCIAL STRENGTH OF SUB-TENANT

     Acceptance of this Offer by the Sub-Landlord is conditional upon the Sub-Tenant providing the Sub-Landlord with information respecting the financial status of the Sub-Tenant as the Sub-Landlord may reasonably require for the purposes of determining the financial strength of the Sub-Tenant. The Sub-Tenant shall furnish the Sub-Landlord with such information forthwith upon acceptance of this Offer. The Sub-Landlord shall have five (5) business days from the date of provision of the financial information to determine whether or not the Sub-Tenant is acceptable to the Sub-Landlord. The Sub-Landlord shall notify the Sub-Tenant within five (5) business days of receipt of the financial information that the tenancy is acceptable to it, failing which this Offer shall become null and void and the Deposit shall be returned to the Sub-Tenant.

9.   CONDITIONS PRECEDENT

     This Offer and Acceptance is subject to the following Conditions Precedent being waived at the sole discretion of the Sub-Tenant.

     (a) Satisfactory review and acceptance of the Sub-Landlord's existing Lease document.

     (b) Approval of the Offer to Sub-Lease by the Sub-Tenant's Board of Directors.

     If the Sub-Tenant fails to notify the Sub-Landlord in writing that the Conditions Precedent have been satisfied or waived prior to 5:00 p.m. on the 27th day of April, 1999 or such other time as may be subsequently agreed, then this Offer shall become null and void and the Deposit shall be returned in full to the Tenant forthwith and neither party shall have further obligation to the other. This clause is for the sole benefit of the Sub-Tenant.

10.  PARKING

     The Sub-Landlord shall provide, at the Sub-Tenant's cost, up to fourteen
     (14) random parking stalls in the Building at the prevailing market rates currently $40.00 per stall per month. The Sub-Tenant shall specify the number of parking stalls it requires prior to the Commencement Date. The rental rates for stalls is subject to adjustment to comparable parking rates in the area.

11.  FREE BASIC RENT & OPERATING COSTS & PROPERTY TAXES
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     The Sub-Tenant shall have a Free Basic Rent and Operating Costs and
     Property Taxes period during the first twelve (12) months from the Commencement Date on 2,800 square feet only of the Sublease Premises. During this period, the Sub-Tenant shall abide by all other terms of the Lease.

12.  USE

     The Sublease Premises shall be used only for the purposes of a general business office.

13.  SOLE AGREEMENT

     There are no agreements, covenants, representations, warranties or conditions in any way relating to the subject matter of this agreement expressed or implied, collateral or otherwise, except as expressly set forth herein.

14.  TIME OF THE ESSENCE

     Time is of the essence of this agreement with respect to the covenants contained herein.

15.  DEFINITIONS

     Words defined in the Lease and used herein shall have the same meaning ascribed to them by the Lease.

16.  CONSENT OF LANDLORD

     This Offer is subject to the consent of the Landlord in accordance with the terms of the Lease.

17.  OFFER PROVISIONS

     All terms of this Offer shall survive the completion of this transaction and shall not merge. In the event of any conflict between the terms of this Offer and the terms of the Lease, the terms of this Offer shall prevail.

18.  DISCLOSURE

     The Sub-Landlord and the Sub-Tenant acknowledge and agree that:

     (i) in accordance with the Code of Ethics of the Canadian Real Estate Association, Colliers Macaulay Nicolls Inc. (the "Agent") has disclosed that it is representing the Sub-Landlord and the Sub-Tenant in the transaction described in this Agreement.

     (ii) the Agent, in order to accommodate the transaction described in this Agreement, was and is entitled to pass any relevant information it receives from either party or from any other source to either of the parties as the Agent sees fit, without being in conflict of its duties to either party; and

     (iii) the Sub-Landlord shall pay the commission and compensation due to the Agent pursuant to the transaction described in this Agreement.

19.  ACCEPTANCE

     This Offer shall be irrevocable and open for acceptance until 5:00 p.m. on the 23rd day of April, 1999, after which time if not accepted this Offer shall be null and void and the Deposit shall be returned in full to the Sub-Tenant. This Offer may be accepted by signing and returning one duplicate copy or facsimile of this Offer.
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DATED this 22/nd/ day of April, 1999.

                                        RECONNAISSANCE TECHNOLOGIES INC.
                                        SUB-TENANT

                                        Per:  /s/ Mike McLean
                                              -------------------------

                                        Per:  _________________________


                                 ACCEPTANCE

The Sub-Landlord hereby accepts the above Offer this _____ day of April, 1999.

                                        ELECTRONIC ARTS (CANADA), INC.
                                        SUB-LANDLORD

                                        Per:  _________________________

                                        Per:  _________________________


                                 LANDLORD'S CONSENT

The Landlord hereby consents to the attached Offer this _____ day of April, 1999.

                                        BEUTEL GOODMAN REAL ESTATE GROUP
                                        LANDLORD

                                        Per:  _________________________

                                        Per:  _________________________